Exhibit 99.1

AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brian Moore STAAR Surgical Company - VP of Investor, Media Relations & Corporate Development

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Patrick F. Williams STAAR Surgical Company - CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

Christopher Cook Cooley Stephens Inc., Research Division - MD

David Joshua Saxon Needham & Company, LLC, Research Division - Senior Analyst

Ryan Benjamin Zimmerman BTIG, LLC, Research Division - MD & Medical Technology Analyst

Steven Michael Lichtman Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst

William John Plovanic Canaccord Genuity Corp., Research Division - Analyst

Zachary Ross Weiner Jefferies LLC, Research Division - Equity Associate

P R E S E N T A T I O N

Operator

Hello all, and thank you for standing by. Welcome to the STAAR Surgical Second Quarter Financial Results Conference Call. (Operator Instructions)This call is being recorded today, Wednesday, August 10, 2022.

At this time, I'd like to turn the conference over to Mr. Brian Moore, Vice President, Investor, Media Relations and Corporate Development for STAARSurgical. Please go ahead.

Brian Moore - STAAR Surgical Company - VP of Investor, Media Relations & Corporate Development

Thank you, operator, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to discuss thecompany's financial results for the second quarter ended July 1, 2022.

On the call today are Caren Mason, President and Chief Executive Officer; and Patrick Williams, Chief Financial Officer. The press release of oursecond quarter results was issued just after 4 p.m. Eastern Time and is now available on STAAR's website at www.star.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. Wecaution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company'sprojections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference calland are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in theforward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the safeharbor statement in today's press release as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes noobligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales inconstant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release.(Operator Instructions)

And with that, I would now like to turn the call over to Caren Mason, President and CEO of STAAR.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Thank you, Brian. Good afternoon, everyone, and thank you for joining us on today's call. The second quarter results we reported today representa record level of quarterly sales for STAAR at $81.1 million, which represents 30% year-over-year sales growth and considerable progress in advancingour EVO ICL family of lenses.

Considerable progress in the quarter includes a fantastic start in introducing our game-changing EVO lenses to the U.S. market, the second largestmarket for refractive vision correction. We could not be more thrilled to announce today in a separate press release our partnership with musicianJoe Jonas, who will drive awareness of EVO and the visual freedom possible with our lenses among the millions who suffer from myopia globally.I will touch on the partnership more shortly.

For the second quarter, we achieved record results despite COVID-19-related challenges and foreign currency headwinds. We also held fast to ourculture of quality and manufacturing excellence in generating the second quarter results. Last month, on July 15, we received our official 5-yearMDR certification from our European notified body, DEKRA. As many of you know, MDR certification is a change to the regulatory framework andrecent data suggests fewer than 25% of medical device companies have received MDR certification. My thanks to the STAAR teams involved in thismilestone accomplishment and particularly the regulatory and quality teams, which further demonstrates our commitment to STAAR's culture ofquality imperative.

For the second quarter of 2022, global ICL unit growth was up 42% year-over-year despite some ongoing softness in Europe, which we attributeto macroeconomic factors. By geography, we achieved strong ICL unit growth: in China, up 45%; the United States, up 36%; Japan, up 41%; India,up 181%; and Asia-Pacific distributor markets, up 66%, all as compared to the prior year quarter.

In China, the peak summer implant season for EVO procedures is well underway. As we talked about on our last call, China began implementingCOVID-19 related lockdowns in multiple cities associated with the 0 tolerance policy at the end of March. While refractive surgeries were temporarilyhalted in various provider locations in China, in other parts of China, refractive surgeries continued.

STAAR's China team and our customers have been extremely agile in responding to the lockdowns. In some hospitals and clinics, our surgeoncustomers continue to perform refractive surgeries 7 days per week. Lockdowns in China are also currently below the peak levels we saw duringthe second quarter. We expect to successfully navigate the current COVID-19-related challenges and meet anticipated levels of future demand.

In the U.S., the commercial introduction of our EVO family of myopia lenses is off to a strong start. Each day seemingly represents a new and excitingmoment or milestones for STAAR and EVO in the U.S., including the announcement of our partnership today with singer, songwriter and actor JoeJonas. With tens of millions of followers on social media, Joe Jonas is now our most recognizable EVO ambassador globally.

Importantly, Joe Jonas is an actual EVO patient and not simply a spokesperson. This is the case for all of our EVO ambassadors. Joe needed EVOlenses below minus 5 diopters, which once again illustrates that EVO lenses are suitable as the vision correction solution for a wide range of patientsin myopia, low, mid and high. Joe Jonas was a great candidate for EVO and is thrilled to have his EVOs.

Beginning next month, he will begin sharing more details of his visual freedom with EVO via a global advertising, marketing and social mediacampaign. We are inspired by Joe's personal story and appreciate his willingness to share his EVO journey with millions of others who can alsobenefit from living a life with visual freedom.

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

Enthusiasm and adoption of EVO by U.S. refractive surgeons is also growing. Many of our surgeon customers and their staffs are actively on socialmedia, LinkedIn and in local market media providing positive EVO testimonies. We remain on track to train and certify at least 600 U.S. surgeonson EVO by the end of this year with already more than 400 surgeons trained and certified today.

Existing and potential U.S. surgeon customers tell us they are excited about the EVO surgeon experience when they speak to their peers outsidethe U.S., when they consider the EVO opportunity here and when they review EVO's safety and efficacy data from our U.S. clinical trial.

In addition to the paper available on STAAR's Investor website published by our medical monitor, Dr. Mark Packer, discussing the U.S. EVO clinicaltrial, data from our U.S. clinical trial has also now been updated on clinicaltrials.gov. We invite investors and analysts to review key findings fromthe 629 eyes of 327 subjects implanted with EVO lenses in the trial.

Next month, in September, we will showcase our entire EVO family of lenses at our Experts Meeting and the 40th Annual Congress of the EuropeanSociety of Cataract and Refractive Surgeons in Milan, Italy. We will feature Viva, our innovative lens for presbyopia at both our Experts Meeting andESCRS. We will also begin commercialization of Viva to certify surgeons where approved, which is the CE mark countries and geographies recognizingthe CE mark.

Looking ahead to future surgeon customer engagement, we plan to host our second U.S. Surgeons Council Meeting in San Antonio, Texas inNovember.

Looking at full year fiscal 2022. In today's earnings release, we reaffirmed our previously provided outlook for fiscal 2022 net sales of approximately$295 million, which takes into account the significant currency headwinds and a continuation of the current level of COVID-19-related challengesin China and elsewhere, offset by stronger-than-expected global demand for our EVO lenses, which continued through the beginning of the thirdquarter.

Organizational energy and enthusiasm at STAAR is especially exciting. In addition to the surgeon engagement and other activities I just shared,we have a planned lineup of additional EVO ambassador influencers in the U.S., including an NBA player and a Gen Z actress, model and style icon.We are also introducing new ambassadors and campaigns outside the U.S., including Japan and South Korea. Like Joe Jonas, all of our EVOambassadors have had or will soon have the EVO procedure. Our EVO ambassadors will begin sharing their journeys in the coming months.

It took over 22 years for STAAR to sell the first 1 million ICLs and just about 3 years to sell the second 1 million lenses, a milestone we achieved inJune of 2022. Now and in the future, STAAR aims to be the visual freedom company. For those who want to experience an active and fulfilling lifefree from contact lenses and glasses, the choice is EVO. Patrick?

Patrick F. Williams - STAAR Surgical Company - CFO

Thank you, Caren, and good afternoon, everyone. Total net sales for Q2 2022 were $81.1 million, up 30% as compared to $62.4 million of net salesin Q2 2021 and up 28% on a sequential basis from Q1 2022. The year-over-year increase in net sales is attributable to a 32% increase in ICL sales.

For Q2 2022, ICL sales represented 96% of total company net sales, similar to the year ago quarter in which ICL sales represented 95% of totalcompany net sales. We continue to expect other product sales will be approximately 5% of total company net sales for fiscal 2022.

Q2 2022 reported net sales includes an approximate $3.1 million negative impact year-over-year from changes in currency, primarily the Japaneseyen as well as the euro. In constant currency, net sales for Q2 2022 would have been $84.2 million, up over 35% year-over-year. Please refer to theconstant currency table in today's earnings release for additional detail.

For analyst modeling purposes, due to currency headwinds, we expect Q3 net sales to be approximately $74 million to $75 million. Our outlookfor fiscal 2022 global ICL unit growth remains robust and is actually higher than our outlook entering the year. Therefore, even in the face ofsignificant currency headwinds, we are today able to reaffirm our previously provided outlook for fiscal 2022 net sales of approximately $295million.

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

Turning back to Q2. Gross profit for Q2 2022 was $63.9 million or 78.8% of net sales as compared to gross profit of $49.2 million or 78.9% of netsales for Q2 2021 and $49.3 million or 77.9% of net sales for Q1 2022. The 90 basis point sequential increase in gross margin from Q1 2022 is primarilydue to favorable geographic and product mix and manufacturing efficiencies, partially offset by increased inventory reserves due to the discontinuanceof our older-generation Visian ICL in the U.S. and increased period costs associated with manufacturing projects. For fiscal year 2022, we now expectQ3 and Q4 gross margin to be approximately 79% of net sales.

Moving down the income statement. Total operating expenses for Q2 2022 were $46.9 million as compared to $38.6 million in Q2 2021 and $37.2million for Q1 2022. Taking a closer look at the components of operating expenses, G&A expense for Q2 2022 was $14 million compared to $11.4million for Q2 2021 and $11.9 million for Q1 2022. The year-over-year increase in G&A is due to increased facility costs and compensation-relatedexpenses. The sequential increase from Q1 2022 was due to increased compensation-related expenses. We now expect G&A expense to beapproximately $15 million for both Q3 and Q4 2022.

Selling and marketing expense was $24.2 million for Q2 2022 compared to $18.9 million for Q2 2021 and $17.3 million for Q1 2022. The increasein selling and marketing expense from the prior year was due to increased marketing, promotion and advertising expenses, trade show expenses,partially offset by decreased compensation-related expenses.

The sequential increase in selling and marketing expense from Q1 2022 is due to increased marketing, promotion and advertising expenses andtrade show expenses as well as compensation-related expenses. We now expect selling and marketing expenses as a percent of sales to beapproximately 35% for both Q3 and Q4 2022, reflecting the timing of the exciting new marketing investments globally that Caren just discussed.

Research and development expense was $8.6 million in Q2 2022 compared to $8.3 million for Q2 2021 and $7.9 million for Q1 2022. The year-over-yearincrease in R&D is due to increased compensation-related expenses, partially offset by lower clinical trial expenses. The sequential increase in R&Dfrom Q1 2022 is primarily due to compensation-related expenses. We now expect R&D expense to be approximately $10 million for Q3, rampingto $11 million for Q4 due to the timing of investments.

Operating income in Q2 2022 was $17 million or 21% of net sales as compared to $10.6 million or 17.1% of net sales for Q2 2021. We now expectoperating margins for fiscal year 2022 to be approximately 15% due to higher-than-anticipated gross margin and lower-than-anticipated operatingexpenses.

For Q2 2022, net income was $13 million or $0.26 per diluted share compared to net income of $8.6 million or $0.17 per diluted share for Q2 2021.On a non-GAAP basis, adjusted net income for Q2 2022 was $20.7 million or $0.42 per diluted share compared to adjusted net income of $13.6million or $0.27 per diluted share for Q2 2021.

A table reconciling the GAAP information to the non-GAAP information is included in today's financial release. Also for analyst modeling purposes,please note that we continue to expect our quarterly tax rate will be approximately 25% for Q3 and Q4 2022, subject to no significant change inour valuation allowance.

Turning now to our balance sheet. Our cash and cash equivalents totaled $202.5 million as of July 1, 2022, as compared to $193.1 million at theend of Q1 2022. In Q2 2022, we generated $13.2 million in cash from operations and invested $5.3 million in property and equipment. We continueto expect CapEx for the full year fiscal 2022 will be approximately $20 million. We also continue to anticipate generating positive cash from operationsfor the balance of fiscal 2022 and ending the year with a higher cash balance than fiscal 2021.

Finally, STAAR will be participating in several investor conferences and events in the coming weeks, including the Needham Virtual MedTech andDiagnostics Conference on August 16; the Piper Sandler West Coast field trip on August 23 in Dana Point, California; and the William Blair WestCoast field trip in San Diego, California on August 30. We look forward to speaking with many of you at these events.

This concludes our prepared remarks. Operator, we are now ready to take questions.

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question today comes from Andrew Brackmann of William Blair.

Andrew Frederick Brackmann - William Blair & Company L.L.C., Research Division - Associate

Maybe on this influencer platform, obviously, this has been a big part of the playbook internationally before. So as you think about this coming tothe United States and helping with the U.S. launch, what can you sort of tell us about sort of what you've seen in sort of terms of sales trajectoryand past experiences when you have announced a big partnership like this? And then separate from historical sort of experiences, anything thatyou're expecting from this partnership in particular moving forward?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Andrew, thank you for joining us today. So when we launch with a major influencer, the focus is really on getting the message out that there is animplantable collamer lens called EVO. And the focus is to get individuals who are very interested in the lives of those influencers, especially thosewho are also challenged with glasses and contact lenses, to immediately learn more.

And so what we do with the information that we have, like we've done today, is on evoicl.com, if you were to go there today, Joe is on our frontpage of our consumer-facing website talking to you personally about his journey. And what tends to happen is we get, as you can imagine, a verynice bump in interest, a huge increase in DAC finders and a very nice transformation and transition rate to actually having the surgery done.

So our expectation is that in the U.S., as Joe's campaign rolls out over the next especially 6 weeks, culminating on September 12 -- or September7 with a full Media Day in New York City and a number of appearances on national television as well followed up by Joe publishing and postingon Instagram, TikTok, Twitter and others where he has over 30 million followers combined, you're going to see a lot of immediate interest.

Also, we're expecting Joe, who has been interviewed today by People Magazine, to be featured on their online website. And they're -- I think theyhave approximately 77 million unique visitors a month on People Magazine online, actually, make that daily and then People Magazine's Instagramwith 11 million.

So on this particular influencer, we love Joe. We think Joe is terrific. And we believe Joe's story is real and important. And so our expectation is therewill be a lot of interest more than we've experienced anywhere else around the world.

Andrew Frederick Brackmann - William Blair & Company L.L.C., Research Division - Associate

There's some big numbers in there for visitors and sort of unique hits. And then maybe I guess I could ask a question around China. So obviously,another strong quarter of performance there. But I guess as we're thinking longer term here and as you sort of continue to move up the ladder onmarket share in that region, can you just sort of talk to us about how maybe some of the drivers of that share might change over the next severalyears? Is it still going to be predicated on sort of growing the share in the large clinics that are already using EVO? Or does it shift a little bit moreto getting into smaller clinics or different geographies within the country?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Well, we're going to continue on the successful path that has gotten us where we are. And that means that we're going to continue with ourstrategic alliance partners, many of whom are very large, the largest being Aier to work very successfully with them as they grow and to make surethat their business model shift toward lens space, namely EVO, continues aggressively.

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

So we just participated actively in the 20th anniversary celebration of Aier, and we continue to be impressed with their growth and their commitmentto especially the refractive space. But we have actually grown our base in China to now over 1,000 hospitals and clinics. We continue to move inall directions in China, wherever there is opportunity. We're increasing our distribution centers to make absolutely sure that we are able to get toany surgeon anywhere in the country when needed. And so our commitment in China continues to be very strong. And we expect, by the way,the U.S. to give them a run for their money.

Operator

Our next question today comes from Bill Plovanic of Canaccord Genuity.

William John Plovanic - Canaccord Genuity Corp., Research Division - Analyst

Great. First of all, I'll just start with the U.S. One, that number was up nicely and just kind of trying to understand how should we think about theU.S. for 2022. Was there any swap-outs or destocking in the second quarter that may have impacted the numbers?

And then my second question is on backlog from a manufacturing standpoint, I don't think there's any commentary on that. But where are you in kind of burning off that 20 million lens backlog that you had at the beginning of the year? And how should we think about that impacting the backhalf?

Patrick F. Williams - STAAR Surgical Company - CFO

Bill, it's Patrick. Yes, the U.S. was phenomenal. And so when we got the approval in late March and we ended up launching, what we did see weredoctors wanting to switch over to EVO almost right away. And so as Caren mentioned, we're very much on track, in fact, ahead of where we wantedto be in terms of training of docs with over 600 now.

So we did talk about that in our financials, where we did take a reserve on our old Visian product in the U.S., and that speaks to just how quicklythe adoption has happened in the U.S.

Your second question, I'm sorry, was -- on back orders, yes. So on the backlog, look, we're not going to get into the details on it. I think what weproved in Q2 is our ability to deliver a substantial number of lenses worldwide. And we're very happy about that, and we continue to work throughsatisfying all our customer needs, especially on the custom lenses that take a little bit longer for us to produce. But we're in a very good shape thereand continue to bolster that up through our operational team as we move through the rest of the year.

William John Plovanic - Canaccord Genuity Corp., Research Division - Analyst

Yes. Patrick, the question on the U.S., was there a negative hit to revenues when you took the reserve? Or is that just the impact to the COG line orsomewhere else or SG&A line?

And then on the backlog, I mean it's kind of important for us to understand is if you burn that off like and refill that? Or is it still sitting there becauseif you kind of stocked in versus kind of -- and just got rid of the old orders or you still have some of it sitting there?

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. So the cost of goods, it's the cost of goods reserve that we took, so no impact on revenue. On backlog, once again, I would just say that wehave worked through some of that backlog. There's still a little bit to go. But we've accounted for that in our full year guidance. And so I'll just leaveit at that.

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

Operator

Our next question today comes from Chris Cooley of Stephens Inc.

Christopher Cook Cooley - Stephens Inc., Research Division - MD

Congrats on another record quarter. Caren, if you wouldn't mind, could you just give us some additional color on these kind of early days experiencein the U.S. launch? And in particular, I'm interested in learning a little bit more about what you're seeing just from a prescribing pattern in terms oflike the diopter, the mix that you're seeing in some of these practices. So now a couple of months out in terms of the ICL versus LASIK and smile.

And just I think on the last call, you gave us an anecdotal commentary about one practice that already moved to 50%. So just would appreciatesome additional color on kind of how you're seeing this utilized in these early adopter practices? And then I've got a follow-up.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Sure. Thank you, Chris. Well, the early adopters are really interested in offering EVO to a wide selection of patients. We believe that very quickly,the message has gone out based on the outstanding results of our clinical study that not only show rate safety but the effectiveness at the lowerdiopters, at how great this lens performs in any eye in the target range of minus 3 to minus 20.

We're seeing a number of surgeons having their own family members have procedures. And I think the greatest testimony is that we're signingthe largest strategic alliance deals we've done in terms of committed volume annually that we've ever seen here by a wide margin. And so certainsurgeons who early in the game said that once EVO was approved, they would change the mix of their offering, they're now coming to the tableto sign deals to prove it.

On top of that, every single day, we get multiple indicators through the surgeon's own work by them posting online, on social media all theirenthusiasm about the EVO product, talking about its advantages as they see it over the other procedures that they offer.

And so when you think that we've only been out there for a couple of months, now we believe with the number of surgeons who are trained, over400 -- actually, it's 461 as of today. We'll have 600 very soon and more beyond that. We believe that with our influencer campaign, with all the localmarketing we're doing with the surgeons as well as the more excited influencers who aren't maybe a household name that we just signed a reallyexciting chef who's very, very popular and has multiple channels on the Internet.

So I think when you just put it all together, I believe that we will exceed the growth rate we had in China, when we first started to really push in2016 and '17.

Christopher Cook Cooley - Stephens Inc., Research Division - MD

That's super. Really appreciate all the color. And then maybe just an operational question for Patrick. The company has been scaling up, triplingcapacity. Just would appreciate if you could give us a little bit of an update on where you are in the process.

And then maybe more importantly, how should we think about this as it relates to gross margin? I mean obviously, you're upper or top tier whenwe think about the gross margin profile today. But as that capacity comes online and is absorbed, how should we think about the step-up in productgross margin longer term?

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

Patrick F. Williams - STAAR Surgical Company - CFO

Sure, Chris. Yes. So in terms of where we're at, things are just going outstanding. The operational team has really stepped up as we saw by deliveringsuch a huge Q2 for us and especially on a sequential basis. We're well positioned for the rest of the year, and we will continue to add capacity, notonly in the U.S. but as we move out into our Switzerland facility as well into 2023.

In terms of that impact on gross margin, trying to account for it in the guidance, I think in any given quarter, as we bring on new facilities and getthat fixed cost, we'll do our best to guide you all from your modeling standpoint. But as I said, approximately 79% in Q3 and Q4, and we're verycomfortable with that. So other than that, I think we're in good shape when it comes from all that stuff.

Operator

The next question today comes from Zach Weiner of Jefferies.

Zachary Ross Weiner - Jefferies LLC, Research Division - Equity Associate

Congrats on another great quarter. I just wanted to touch on China procedure volumes. I fully appreciate the color provided in the press release.But if you could give some color on unit growth -- sorry, on procedural trends in China through this new code policy that they have? And if there'sany, call it, like a local backlog in China that you guys are seeing?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Actually, this year, because of the intense effort to be able to really manufacture aggressively to support what we knew would be very increaseddemand for this busy season, which has turned out to be the case, we actually have the best inventory position we've had historically in China.And we are using it all.

So the bottom line is we're having a really strong busy season through today in the third quarter. Our expectation is that will continue appropriatelythrough the end of the busy season, which is about mid-September. And then we'll be in a replenishment mode for our more typical quarters thatare quite as aggressive as Q2, which follows our annual expectation. So I think bottom line here is that we're going to definitely need to replenishbecause we're using everything that we're sending.

Zachary Ross Weiner - Jefferies LLC, Research Division - Equity Associate

Got it. That's helpful. And then just one on the presbyopia lens, just any early feedback that you're hearing that you can share?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Well, we're still in a limited launch. We're really not going to formally launch beyond the early surgeons until after about September 20. The feedbackwe're getting now from the surgeons who are contributing to the playbook is that the EVO family of lenses with the Viva edition is giving them agreat armamentarium to treat their presbyopic patients as they learn from their myopia business what it takes to properly identify presbyopicpatient, properly target for that patient, implant and follow-up. It is a whole different game, it takes longer, but we believe we're going to have aheck of an entry in the market.

Zachary Ross Weiner - Jefferies LLC, Research Division - Equity Associate

Got it. That's helpful. And then just one follow-up on the EVO lens, if I could. Any color on getting the EVO lens into other markets beyond the CEmark countries?

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Yes. Our initial focus, of course, was CE mark countries and countries that recognize the CE mark that we are getting closer to announcing othercountries, where we will be able also to distribute the lens.

Operator

Our next question today comes from Ryan Zimmerman of BTIG.

Ryan Benjamin Zimmerman - BTIG, LLC, Research Division - MD & Medical Technology Analyst

I want to start, Caren, if I could, around pricing and ASPs. First, I think just based on the proportion of sales into China, you saw a little bit lower ASP.One, is that correct? But how to think about modeling ASPs as the U.S. becomes a larger proportion of sales? And just what can you say in termsof your thoughts on it globally given the larger FX and inflationary dynamics that we are seeing across the med tech industry?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Well, I think I'll answer the back half of your question first. Had we not had the FX headwinds, we would be reporting $84.5 million of revenue. Andso we're very pleased with that. Our ASPs are on track in our Asian markets. They do differ by each country, China being the most aggressive pricingfor the highest volume.

In terms of our pricing in other Asian markets, we continue to be increasing our ASPs in spite of volume increase as our premium and primarymarketing garners that kind of commitment in that kind of price point. As we add more volume in the United States where we do charge a differentprice schedule, we do go direct. And so as a result of that, we ought to see those ASPs going up nicely over the next 24 to 36 months.

Ryan Benjamin Zimmerman - BTIG, LLC, Research Division - MD & Medical Technology Analyst

Okay. That's helpful, Caren. And just, Patrick, given the FX impact this quarter, do you have an idea -- or can you give us the FX that you're expectingfor the full year? Given the reaffirmed guidance, how much FX -- or I guess I should say underlying, what is your underlying expectations for revenuegiven FX for the remainder of the year?

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. No, I appreciate the question, Ryan. And so we gave the original guidance of approximately $295 million at the beginning of the year. On ourconstant currency table, you can see that we've now had about $5 million of FX headwinds for the first 6 months, notably $3 million-plus withinQ2, which is when we really started seeing increased volatility with the strengthening of the dollars.

So I really have to go back to what would be the impact in the second half of the year based on that initial guidance, which we've now been ableto really keep steady in light of the headwinds. So I think it would be fair to say there's probably at least additional $5 million of FX impact in thesecond half of the year.

And so we've taken that into account in this guidance, and we'll have to see where the rates go from here. But we're feeling comfortable with wherewe're at. And that's why we try to focus everyone on units. It's just a phenomenal unit quarter with over 40% growth on the unit side, but we'restill able to deliver the revenue.

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

Ryan Benjamin Zimmerman - BTIG, LLC, Research Division - MD & Medical Technology Analyst

Okay. Appreciate that. And then lastly for me, just how to think about the U.S. trajectory? And I think this has been kind of asked already, but givenwhere kind of Street expectations were this first -- or this first quarter of launch for EVO, I should say, how do you see that growing quarter-over-quarterthrough the remainder of the year? And any color or kind of commentary you can give, guidance, I think, would be appreciated by the Street.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Well, we haven't really released what we thought the growth should be or will be. What we are doing is reporting a really great growth. I think thebottom line is I wouldn't be uncomfortable saying we'll grow more in the third quarter than we did in the second quarter and so on.

But at this point, we're just giving kind of the overall view of the business, the strength of the business and our ability to manage multiple marketswell. But our real focus in the United States now is real, it's tangible. And we have the highest hopes for some great demand. We're making surethat our surgeon partners are ready for what we hope will be an onslaught of interest. So at this point, we're not going to call a number, but wewill say that the growth numbers exceed where we've been.

Operator

Our next question today comes from David Saxon of Needham & Company.

David Joshua Saxon - Needham & Company, LLC, Research Division - Senior Analyst

Congrats on the quarter. I guess a number that stood out to me in the script was the 400 docs trained. If memory serves, last quarter, you onlytrained 100 docs. So just wondering if 300 is a good quarterly pace we should think about.

And then looking at the 400 docs you have trained, maybe can you just talk about the refractive share ramp you're seeing for EVO in the weeksand months after that training?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Well, there isn't a statistic associated with the number of surgeons already trained and how that will play out over the coming quarters, other thanwhat we know we can do by the end of the year. So our goal is to be sure that we are certifying surgeons who have a dedicated commitment toincreasing their profile of EVO-managed patients and that in the agreements we have with them that they meet the growth trajectory they committo and that they have really happy patients. And so with all of that, we're pacing ourselves to do this right.

In terms of the number of additional surgeons who come on, our belief is that it's not going to be unlike any new medical device that catches onwith the strongest surgeons in the market. Every other surgeon is going to be very interested in getting trained and getting smart and making surethat economically, they benefit from what we believe is an incredibly excellent outcome for their patients.

So my answer to you is that stay tuned. Our goal is to have thousands of refractive surgeons trained. But we are not committing to a volume otherthan the 600 or so through the end of this year as we have, what you might call, a longer time frame to success with surgeons who are brand-newto implanting lenses, maybe from an all laser vision practice.

So I think the bottom line, though, is as is the case in a lot of procedures, you get a huge amount of your volume from a relatively small number ofsurgeons and then others catch on. And before you know it, your market share does get up to that 15% to 20%. That's certainly what's happenedin every other market where we have unraveled and rolled out these new ways to perform refractive surgery that really does garner excellentsupport from surgeons and a lot of patient satisfaction.

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

David Joshua Saxon - Needham & Company, LLC, Research Division - Senior Analyst

Okay. That's super helpful. And then maybe I'll ask another on the U.S. I mean it sounds like you're expecting growth to accelerate from here onout. So maybe talk about the sales force you have in the U.S. Do you need to hire more? Or do you feel like the sales -- the size of the sales force issufficient to support this U.S. launch?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Thank you very much, David. So we have a really strong contingent of account executives, practice development, clinical. We wrap around oursurgeon customers a team of what we believe is excellence. We make sure we get them over the goal line. We make sure we monitor and we putthem on their outreach to their local consumers, their web marketing, et cetera.

It is a unique skill set. It is a very strong leadership requirement, of which we have a very strong contingent of players. We will continue as need beto add on. But we also find that being in the unique situation we are today and hope to be in for a long period of time, our premium and primaryposition does not require us to have a sales organization playing defense.

We're purely an offensive game, and we expect to stay that way for a relatively long period of time. So as a result of that, our sales and marketingexpenditures will be more tilted towards digital marketing, social media, influencers. Those are going to be the way that we get EVO out. So peopleare asking for EVO the way they know to ask for other important procedures like they have for years, laser vision correction.

Operator

And our next question today comes from Steve Lichtman of Oppenheimer & Co.

Steven Michael Lichtman - Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst

Caren, you mentioned stronger-than-expected demand for EVO. And Patrick, I think you mentioned you have higher unit growth expectationsnow for the year versus when the year started. Is there a region or 2 that is standing out versus your original expectations? Any you'd point out inparticular that is driving upside versus your expectations heading into the year?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

I would say that today, Japan, Korea, China, Germany and the U.S. and even India are performing better than expected.

Steven Michael Lichtman - Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst

Okay. Got it. Patrick, nice to see gross margin guide raise in this environment. Are you still feeling some headwinds from inflation in that number?How much if so? And what are you doing to offset it?

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. So the nice thing about our operations that we're fairly vertically integrated. So we do get raw materials in order to make our Collamer. Butfrom there, we build obviously the lenses and go forward. We have seen, related to COVID as everyone else has, wage increases. That's factoredinto our guidance. We have seen maybe a little bit on the raw materials, which is factored in.

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AUGUST 10, 2022 / 8:30PM, STAA.OQ - Q2 2022 STAAR Surgical Co Earnings Call

But I think, generally, the ability for us to raise our gross margin has everything to do with the efficiencies that we're seeing out of our outstandingoperations team. So we're very pleased with what they've been doing over the last couple of quarters and pleased with what's going to come forthe second half of the year.

Operator

We have now reached our allotted time for questions. So I would now like to turn the call back to Caren Mason for closing remarks.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Thank you very much for your participation on our call today. We look forward to speaking with many of you in the days and weeks ahead. Weappreciate your interest and investment in STAAR Surgical. Take good care. All the best to all of you. Thank you.

Operator

This concludes today's call. Thank you for joining. You may now disconnect your lines.

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